Exhibit 10.105

EXECUTION COPY

FORBEARANCE LETTER

December 18, 2023

SANUWAVE Health, Inc.
11495 Valley View Road
Eden Prairie, Minnesota 55344
Attention: Morgan Frank

Dear Mr. Frank:

Reference is hereby made to (i) that certain Convertible Promissory Note, dated August 6, 2020, executed by SANUWAVE Health, Inc., a Nevada corporation (“Sanuwave”) and Celularity Inc., a Delaware corporation (“Celularity”), pursuant to which Sanuwave committed to pay to Celularity the original principal amount of $4,000,000, together with accrued and unpaid interest thereon (the “Note”), (ii) that certain License and Marketing Agreement, dated August 6, 2020, by and between Celularity and Sanuwave (the “License Agreement”) and (iii) that certain Asset Purchase Agreement, dated August 6, 2020, by and between Celularity and Sanuwave (the “Asset Purchase Agreement”).  Capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to such terms in the Note.

Pursuant to the terms of the Note, Sanuwave was obligated to repay the Outstanding Principal Balance, together with all accrued and unpaid interest thereon (collectively, the “Loan Amount”), on August 6, 2021 (the “Maturity Date”).   The Loan Amount was not repaid on the Maturity Date and remains outstanding as of the date hereof.  Accordingly, Sanuwave is in default under the Note (such default, the “Payment Default”) and Celularity has the right to exercise the remedies set forth in Section 7 of the Note as a result of such Payment Default.

Sanuwave entered into that certain Agreement and Plan of Merger, dated August 23, 2023, by and among Sanuwave, SEP Acquisition Corp. and SEP Acquisition Holdings Inc. (the “Merger Agreement”).  In connection with entering into the Merger Agreement, Sanuwave has requested that Celularity temporarily forbear from exercising the rights and remedies otherwise available under the Note in respect of the Payment Default and Celularity is willing to temporarily forbear from pursuing its remedies in connection with the Payment Default during the Forbearance Period (as defined below).  In consideration of the foregoing premises and other good and valuable consideration, the receipt of sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1.          Acknowledgments by Sanuwave.  Sanuwave hereby acknowledges and agrees that (a) as of the close of business on the date hereof, the Outstanding Principal Balance totals $4,000,000, exclusive of accrued interest and any fees, costs and expenses (including attorneys’ fees) chargeable to Sanuwave under the Note, (b) the Payment Default has occurred and Sanuwave has received adequate and sufficient notice thereof to the extent required under the Note, and (c) the Payment Default is continuing and has not been waived, released, extinguished or compromised by Celularity.

2.          Forbearance.

a.
Forbearance.  During the period commencing on the date hereof, and ending on the earliest to occur of (i) 5:00 p.m. ET on February 28, 2024, (ii) the commencement of bankruptcy proceedings for Sanuwave pursuant to the United States Bankruptcy Code, (iii) the occurrence of an Event of Default (other than (i) the Payment Default or (ii) an Event of Default pursuant to Section 7(D) of the Note or pursuant to Section 7(B) of the Note by reason of a breach of Section 6(A) or (C) of the Note) under the Note that results in Celularity declaring the Outstanding Principal Balance, together with all accrued and unpaid interest thereon, to become due and payable in accordance with Section 7 of the Note, (iv) the failure of Sanuwave to comply with any term, condition or covenant set forth in this agreement, including the obligation to make the Note Payment (as defined below) pursuant to the provisions of Section 3 hereof, in each case, unless extended in writing by Celularity, and (v) the making or pursuit by Sanuwave of any claim against Celularity whether or not arising out of or related to the Note (the “Forbearance Period”), Celularity agrees that it will not, but only in respect of the Payment Default, exercise any remedy available to it under the Note or under any applicable law or in equity, including, without limitation, any remedy to accelerate the Note or enforce collection from Sanuwave of any obligations under the Note, but excluding the right to increase the interest rate to the default rate described in Section 3 of the Note and the parties hereto acknowledge that that the interest rate being borne by the Note has been increased to the default rate described in Section 3 of the Note (the “Forbearance”).

b.
Limited Forbearance.  The Forbearance is limited in nature, and nothing contained herein is intended, or shall be deemed or construed to: (i) constitute a forbearance of or from any other existing or future default or Event of Default or non-compliance with any term of the Note, other than the Payment Default; (ii) constitute a waiver of the Payment Default or any other existing or future default or Event of Default under the Note or compliance with any term or provision of the Note or applicable law; or (iii) establish a custom or course of dealing between Sanuwave or Celularity.  Sanuwave acknowledges and agrees that the agreement of Celularity hereunder to forbear from exercising its default-related remedies with respect to the Payment Default (other than the right to increase the interest rate to the default rate in accordance with the Note) shall not constitute a waiver of the Payment Default and that, except as expressly set forth in this agreement, Celularity expressly reserves all rights and remedies that Celularity now or may in the future have under the Note and appliable law in connection with the Payment Default.

c.
Forbearance Period Termination.  Upon termination or expiration of the Forbearance Period, the Forbearance shall terminate automatically and be of no further force or effect.  Sanuwave understands and accepts the temporary nature of the Forbearance and accepts that Celularity has given no assurances that it will extend such Forbearance or provide waivers or amendments to the Note, except as expressly set forth herein.

3.          Note Payment.  Unless the Forbearance Period has previously been terminated or expired in accordance with the terms hereof, Sanuwave covenants and agrees that within five (5) business days following consummation of the transactions contemplated by the Merger Agreement, that it will make a payment to Celularity in the amount of $2,000,000 (the “Note Payment”), via wire transfer of immediately available funds to an account designated in writing by Celularity, which Note Payment Celularity hereby agrees to accept in full and complete satisfaction of all obligations of Sanuwave under the Note (including with respect to the Payment Default).  If the Note Payment is timely made prior to the conclusion of the Forbearance Period, Celularity acknowledges and agrees that (i) all outstanding indebtedness (including, without limitation, for principal, interest, premium and any fees, costs and expenses (including attorneys’ fees)) and other obligations of Sanuwave under or relating to the Note shall be paid and satisfied in full and irrevocably discharged, terminated and released, and (ii) the Note shall automatically and irrevocably terminate and be of no further force or effect. Sanuwave hereby acknowledges and agrees that failure to timely make the Note Payment in accordance with this Section 3 shall be considered a breach of this agreement and result in automatic termination of the Forbearance Period.

4.          Release.  Each of Celularity and Sanuwave hereby acknowledge and agree that the following releases shall automatically become effective upon the timely receipt of the Note Payment.

a.
Celularity Release.  Other than obligations of Sanuwave arising under this agreement, Celularity hereby fully and completely releases and discharges Sanuwave and its former and present agents, employees, officers, directors, stockholders, affiliates, subsidiaries and partners from any and all claims, demands, damages, causes of action or rights of action, or rights of recovery of any nature, known or unknown, whether legal, equitable or statutory, fixed or contingent, liquidated or unliquidated, which Celularity now or hereafter may have by reason of any manner, cause or things including, but not limited to, with respect to matters arising out of or with respect to or related to the Note, the License Agreement and the Asset Purchase Agreement.

b.
Sanuwave Release.  Sanuwave hereby fully and completely releases and discharges Celularity and its former and present agents, employees, officers, directors, stockholders, affiliates, subsidiaries and partners from any and all claims, demands, damages, causes of action or rights of action, or rights of recovery of any nature, known or unknown, whether legal, equitable or statutory, fixed or contingent, liquidated or unliquidated, which Sanuwave now or hereafter may have by reason of any manner, cause or things including, but not limited to, with respect to matters arising out of or with respect to or related to the Note, the License Agreement and the Asset Purchase Agreement.

c.	Section 1542. Each of Celularity and Sanuwave acknowledges that it has been advised by legal counsel and is familiar with California Civil Code section 1542 which reads as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

Each of Celularity and Sanuwave acknowledges that it may have sustained damages and losses which are presently unknown and unsuspected, and such losses may give rise to additional losses and expenses in the future which are not now anticipated.  Further, each of Celularity and Sanuwave fully understands that, if the facts with respect to this agreement are found hereafter to be other than or different from the facts now believed by it to be true, such party expressly accepts and assumes the risk of such possible differences in facts regardless of any possible reason for such possible differences in facts, and agrees that this agreement shall remain in effect notwithstanding any differences in facts.

5.	License Agreement. By their respective signatures hereto, the parties hereby acknowledge and agree that the License Agreement was previously terminated by Celularity.

6.	Representations and Warranties.

a.
Representations and Warranties of Sanuwave.  Sanuwave hereby represents and warrants to Celularity that (i) all corporate action required to be taken by Sanuwave’s board of directors and stockholders in order to authorize Sanuwave to enter into this agreement and to perform its covenants and obligations hereunder has been taken, (ii) all action on the part of the officers of Sanuwave necessary for the execution and delivery of this agreement and the performance of all obligations of Sanuwave under this agreement has been taken, and (iii) this agreement constitutes a valid and legally binding obligation of Sanuwave, enforceable against Sanuwave in accordance with its respective terms except (A) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, or (B) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

b.
Representations and Warranties of Celularity.  Celularity hereby represents and warrants to Sanuwave that (i) all corporate action required to be taken by Celularity’s board of directors and stockholders in order to authorize Celularity to enter into this agreement and to perform its covenants and obligations hereunder has been taken, (ii) all action on the part of the officers of Celularity necessary for the execution and delivery of this agreement and the performance of all obligations of Celularity under this agreement has been taken and (iii) this agreement constitutes a valid and legally binding obligation of Celularity, enforceable against Celularity in accordance with its respective terms except (A) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, or (B) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

7.	Miscellaneous.

a.
No Amendment.  Except as expressly set forth herein, this agreement shall not constitute a modification or waiver of the Note and shall not be construed as a forbearance or consent to any further or future action on the part of Sanuwave.  Except as expressly set forth herein, the provisions of the Note are and shall remain in full force and effect.

b.	Successors and Assigns. This agreement shall be binding upon and inure to the benefit of each party hereto and their respective successors and assigns.

c.
Severability.  If any provision of this agreement is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this agreement shall not be affected or impaired hereby.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

d.	Time of Essence. This is of the essence in the performance of each of the obligations hereunder.

e.
Prior Negotiations.  This agreement and the Note constitute the entire agreement of the parties hereto with respect to the subject matter hereof, and supersede all other prior negotiations, understandings, or agreements with respect to the subject matter hereof, whether oral or written.

f.
Governing Law.  This agreement is governed by, and construed in accordance with, the laws of the State of New York.  The provisions of Sections 10 and 11 of the Note shall apply with respect to any claim, dispute or controversy arising under this agreement.

g.
Amendments.  The provisions of this agreement may not be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may not be given, unless consented to in writing by both Celularity and Sanuwave.

h.
Execution in Counterparts.  This agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Counterparts may be delivered via electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[Signature Page Follows]

Very truly yours,

Celularity Inc., a Delaware corporation

By:	/s/ David C. Beers
	Name:	David C. Beers
	Title:	Chief Financial Officer

Agreed:

SANUWAVE HEALTH, INC.,
a Delaware corporation

By:	/s/ Morgan C. Frank
Name:	Morgan C. Frank
Title:	Chief Executive Officer

[Signature Page to Forbearance Letter]